UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  June 9, 2004

PhotoMedex, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-11635	59-2858100
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

147 Keystone Drive, Montgomeryville, PA 18936

(Address of Principal Executive Office) (Zip Code)

215.619.3600

(Registrant’s telephone number, including area code)

(Former Name or Former Address, If Changed Since Last Report.)

Item 4.     Changes in Registrant's Certifying Accountant.

At the direction and approval of our Audit Committee, we terminated the engagement of KPMG LLP (“KPMG”) as our principal independent accountants, to take effect June 9, 2004.

In connection with the audits for the years ended December 31, 2002 and 2003 and the subsequent interim period through June 9, 2004, except as described in the following paragraph, there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference to the subject matter of such disagreements in connection with its reports on our consolidated financial statements for such years. Management and the Audit Committee have adhered, and will adhere, to the policy to issue only financial reports which conform to the accounting positions recommended by its independent accountants.

During its review of our interim consolidated financial statements for the quarter ended September 30, 2003, KPMG identified an issue related to material transactions for which we had initially recorded revenue on shipments of lasers to an international distributor. Based on its review and analysis of the collectibility of the revenue from such shipments, KPMG determined that the revenue related to these particular shipments should be accounted for utilizing the “sell-through” method of accounting, provided the other criteria for revenue recognition under applicable accounting standards were met. The issue was discussed with management and with our Audit Committee. Upon consideration of additional facts relevant to the issue, management and the Audit Committee agreed with KPMG’s position. Consistent with our Company policy, this issue was resolved to the satisfaction of KPMG, and, in accordance with the “sell-through” method, we did not include the revenue under discussion in the reported quarterly results. If this issue had not been resolved to the satisfaction of KPMG, it would have caused KPMG to make reference to the subject matter of such disagreement in connection with its reports on our consolidated financial statements for applicable periods.

There were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K, except for an event related to the “sell-through” method of accounting discussed above. KPMG issued a material weakness in internal control letter as a result of our 2003 audit. KPMG had identified a material weakness in our internal controls as they relate to recognition of revenue on the sale of lasers under the collectibility criterion of Staff Accounting Bulletin No. 104. While we believed that we had adequate policies for proper recognition of revenue, we agreed with KPMG that our implementation of those policies, especially in evaluating the collectibility of discrete sales of laser units, needed to be improved. We re-evaluated the various factors, and the relative weights we ascribe to the factors, which we take into account in determining collectibility.

In the first quarter of 2004, we implemented these and additional procedures to evaluate not only new distributors and customers, but past customers as well. This weakness, and the designed improvements in controls, were addressed in Item 9A of our Annual Report on Form 10-K for the year ended December 31, 2003, and updated in Item 4 of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2004.

The reports of KPMG on our consolidated financial statements, as of and for the years ended December 31, 2002 and 2003, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

We have provided KPMG with a copy of the foregoing disclosures and requested that KPMG furnish us with a letter addressed to the Securities and Exchange Commission stating whether or not KPMG agrees with the above statements. A copy of such letter from KPMG, dated June 17, 2004, is filed as Exhibit 16.1 to this Form 8-K.

The Audit Committee of our Board of Directors recommended and approved the engagement of Amper, Politziner & Mattia, P.C as our independent accountants, effective June 9, 2004. Accordingly, we have engaged Amper, Politziner & Mattia, P.C. as our principal independent accountants.

During the year ended December 31, 2003 and through June 9, 2004, neither we nor anyone on our behalf consulted Amper, Politziner & Mattia, P.C. regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, or any other matters or reportable events, as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K. We have provided a copy of this disclosure to Amper, Politziner & Mattia, P.C.

The information contained herein and in the accompanying exhibit shall not be incorporated by reference into any filing of the Registrant, whether made before or after the date hereof, regardless of any general incorporation language in such filing, unless expressly incorporated by specific reference to such filing. The information in this report, including the exhibit hereto, shall not be deemed to be “filed” for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section or Sections 11 and 12 (a) (2) of the Securities Act of 1933, as amended.

Item 7.     Financial Statements and Exhibits.

(c)

Exhibits.

Exhibit No.	Description

16.1	Letter from KPMG LLP to the Securities and Exchange Commission dated June 17, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

PHOTOMEDEX, INC.

Date: June 17, 2004	By:	/s/ DENNIS M. MCGRATH
Dennis M. McGrath Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description

16.1	Letter from KPMG LLP to the Securities and Exchange Commission dated June 17, 2004.